Exhibit 10.1

AdaptHealth Corp.

December 21, 2023

ELECTRONIC DELIVERY
Richard Barasch

Re: Third Extension of Transition Date

Dear Richard,

Reference is made to that certain letter agreement by and between you and AdaptHealth Corp. (the “Company”), dated as of June 26, 2023 (the “Letter Agreement”), as amended by certain letter agreements by and between you and the Company, dated as of August 29, 2023 and October 26, 2023. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

This letter is intended to confirm our mutual agreement with respect to your continued services as the Interim CEO from and after January 1, 2024. By signing below, the parties hereto acknowledge and agree that:

•	From and after the date hereof, the term “Transition Date” as used in the Letter Agreement shall refer to February 29, 2024 or such earlier date as determined by the Board;

•	100% of the Second Extension RSUs will vest on December 31, 2023 subject to your continuous employment through such date;

•	Following the expiration of the Interim Period (as the same may be extended by mutual agreement between you and the Company), there will be no Transition Period and you will cease to serve as an executive officer of the Company as of the close of business on Transition Date; and

•	Promptly following the date hereof, you will be granted restricted stock units (the “Third Extension RSUs”) covering a number of shares of the Company’s common stock with a value on the date of grant of $175,000 (determined using the twenty (20)-trading day volume weighted average price as of the date immediately prior to the date of grant (consistent with the Company’s historic practices)) pursuant to the Equity Plan. The Third Extension RSUs will be subject to the terms and conditions of an award agreement in a form reasonably acceptable to the Company’s Compensation Committee and provided to you on or prior to the date of grant and will vest on the Transition Date subject to your continuous employment through such date.

This letter shall be construed as an amendment to the Letter Agreement and shall, from and after the date hereof, be a part of the Letter Agreement. Except as amended by this letter, the Letter Agreement remains in full force and effect in accordance with its terms.

Please execute a copy of this letter and return it to me at your earliest convenience to confirm that this letter accurately reflects our mutual agreement with respect to your continued services as the Interim CEO from and after January 1, 2024.

Sincerely,

AdaptHealth Corp.

/s/ Jason Clemens
	Name:	Jason Clemens
	Title:	Chief Financial Officer

Acknowledged and agreed to by:

/s/ Richard Barasch
RICHARD BARASCH